                               SEVERANCE AGREEMENT

         THIS AGREEMENT is entered into as of June 29, 2001, by and between Donnelly Corporation, a Michigan corporation, and Executive Name (the "Executive").

         WHEREAS, the Executive currently serves as a key employee of the Company and his services and knowledge are valuable to the Company in connection with the management of one or more of the Company's principal operating facilities, divisions, departments or subsidiaries; and

         WHEREAS, the Board has determined that it is in the best interests of the Company and its stockholders to secure the Executive's continued services and to ensure the Executive's continued dedication and objectivity in the event of any threat or occurrence of, or negotiation or other action that could lead to, or create the possibility of, a Change in Control of the Company, without concern as to whether the Executive might be hindered or distracted by personal uncertainties and risks created by any such possible Change in Control, and to encourage the Executive's full attention and dedication to the Company, the Board has authorized the Company to enter into this Agreement.

         NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, the Company and the Executive hereby agree as follows:

Section 1.  Term.

         This Agreement will commence on the Effective Date and shall continue in effect for three (3) full years from the date hereof. However, at the end of such three (3) year period and, if extended, at the end of each additional year thereafter, the term of this Agreement shall be extended automatically for one
(1) additional year, unless the Board delivers written notice six (6) months prior to the end of such term, or extended term, to the Executive, that this Agreement will not be extended. If the Board delivers such written notice, this Agreement will terminate at the end of the term, or extended term, then in progress. Notwithstanding the foregoing, no such action shall be taken by the Board during any period of time when the Board has knowledge that any Person has taken steps reasonably calculated to effect a Change in Control until, in the opinion of the Board, such Person has abandoned or terminated its efforts to effect a Change in Control; and provided further, that in no event shall this Agreement be terminated in the event of a Change in Control. If the Board delivers such written notice, this Agreement will terminate at the end of the term, or extended term, then in progress.

         However, in the event a Change in Control occurs during the original or any extended term, this Agreement will remain in effect for the longer of: (i) twenty-four (24) months beyond the month in which such Change in Control occurred; or (ii) until all obligations of the Company hereunder have been fulfilled, and until all benefits required hereunder have been paid to the Executive.

Section 2.  Definitions.

         Whenever used in this Agreement, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized.


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         2.1      "Base Salary" means the salary of record paid to an Executive as annual salary, excluding amounts received under incentive or other bonus plan, whether or not deferred.

         2.2 "Beneficial Owner" shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

         2.3 "Beneficiary" means the persons or entities designated or deemed designated by the Executive pursuant to Section 11.3.

         2.4      "Board" means the Board of Directors of the Company.

         2.5 "Cause" means: (a) the Executive's willful and continued failure to substantially perform his duties with the Company which do not differ, in any material respect, from the Executive's duties and responsibilities during the ninety (90) day period immediately prior to a Change in Control (other than any such failure resulting from Disability or occurring after issuance by the Executive of a Notice of Termination for Good Reason), after a written demand for substantial performance is delivered to the Executive that specifically identifies the manner in which the Company believes that the Executive has willfully failed to substantially perform his duties, and after the Executive has failed to resume substantial performance of his duties on a continuous basis within fourteen (14) calendar days of receiving such demand;
                  (b) the Executive's willfully engaging in conduct (other than conduct covered under (a) above) which is demonstrably and materially injurious to the Company, monetarily or otherwise; or (c) the Executive's having been convicted of a felony. For purposes of this subparagraph, no act, or failure to act, on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the action or omission was in the best interests of the Company.

         2.6 "Change in Control" means an occurrence of a nature with respect to the Company that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act. Without limiting the inclusiveness of the definition in the preceding sentence, a Change in Control shall be deemed to have occurred as of the first day that any one or more of the following conditions is satisfied:

                  (a) Any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing forty percent (40%) or more of the combined voting power of the Company's then outstanding securities; or

                  (b) At any time a majority of the Board of Directors of the Company is comprised of other than Continuing Directors (for purposes of this section, the term Continuing Director means a director who was either
                           (i) first elected or appointed as a director prior to the Effective Date of this Agreement; or (ii) subsequently elected or appointed as a director if such



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

                           director was nominated or appointed by at least a majority of the then Continuing Directors); or

                  (c)      Any of the following occur:

                           (i) Any merger or consolidation of the Company, other than a merger or consolidation in which the voting securities of the Company immediately prior to the merger or consolidation continue to represent (either by remaining outstanding or being converted into securities of the surviving entity) fifty percent (50%) or more of the combined voting power of the Company or surviving entity immediately after the merger of consolidation with another entity;

                           (ii) Any sale, exchange, lease, mortgage, pledge, transfer, or other disposition (in a single transaction or a series of related transactions) of all or all but a non-material portion of the assets of the Company.

                           (iii)    Any liquidation or dissolution of the
                                    Company;

                           (iv) Any reorganization, reverse stock split, or recapitalization of the Company which would result in a Change in Control; or

                           (v) Any transaction or series of related transactions having, directly or indirectly, the same effect as any of the foregoing; or any agreement, contract, or other arrangement providing for any of the foregoing.

         2.7 "Code" means the United States Internal Revenue Code of 1986, as amended.

         2.8 "Committee" means the Compensation Committee of the Board or any other committee appointed by the Board to perform the functions of the Compensation Committee.

         2.9 "Company" means Donnelly Corporation, or any successor thereto as provided in Section 10.

         2.10 "Disability" means that, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of his duties with the Company for twelve (12) consecutive months and, within thirty (30) calendar days after written notice of suspension due to Disability is given, the Executive shall not have returned to the full-time performance of his duties.

         2.11 "Earned Bonus" means the executive bonus paid or payable to the Executive with respect to any fiscal year of the Company.

         2.12 "Effective Date" means the date of this Agreement set forth above.




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         2.13     "Effective Date of Termination" means (i) the date on which a
                  Qualifying Termination occurs which triggers the payment of Severance Benefits under this Agreement, (ii) if the Executive dies, the date of his death, (iii) if the Executive becomes disabled, the date of his Disability, or (iv) if the Executive's termination of employment is not a Qualifying Termination and not because of his death or Disability, the date specified in a written notice given pursuant to Section
                  11.1 prior to termination specifying the effective date of such termination.

         2.14 "Exchange Act" means the United States Securities Exchange Act of 1934, as amended.

         2.15 "Good Reason" shall mean, without the Executive's express written consent, the occurrence of any one or more of the following:

                  (a) The assignment of the Executive to duties materially inconsistent with the Executive's authority, duties, responsibilities, and status (including offices, titles, and reporting requirements) as an employee of the Company, or a reduction or alteration in the nature or status of the Executive's authorities, duties, or responsibilities from those in effect during the immediately preceding fiscal year other than changes all of which are beneficial to the Executive and which are accompanied by a material and commensurate increase in compensation;

                  (b) The Company's requiring the Executive to be based at a location which is thirty-five (35) miles farther from the facility which is the Executive's principal business office than such distance at the time of the Change in Control, except for required travel on the Company's business to an extent substantially consistent with the Executive's business obligations in effect in the fiscal year preceding the Change in Control;

                  (c) A reduction by the Company in the Executive's Base Salary or target incentive cash bonus as in effect on the Effective Date or as the same shall be increased from time to time;

                  (d) A material reduction in the Executive's level of participation in any of the Company's short-and/or long-term incentive compensation plans, or employee benefit or retirement plans, policies, practices, or arrangements in which the Executive participates as of the Effective Date; provided, however, that reductions in the levels of participation in any such plans shall not be deemed to be "Good Reason" if the Executive's reduced level of participation in each such program remains substantially consistent with the average level of participation of other Executives who have positions commensurate with the Executive's position;

                  (e) A successor to the Company refuses or fails to assume and agree to perform this Agreement, as contemplated in Section 10;

                  (f) Any termination of Executive's employment by the Company that is not effected pursuant to a Notice of Termination; or

                  (g) Any other reason determined in the sole discretion of the Board to be a "Good Reason."

                  The existence of Good Reason shall not be affected by the Executive's incapacity due to physical or mental illness. The Executive's continued employment shall not constitute a waiver of the Executive's rights with respect to any circumstance constituting Good Reason.

         2.16     "Notice of Termination" has the meaning set forth in Section
                  3.7.

         2.17     "Person" shall have the meaning ascribed to such term in
                  Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a "group" as provided in Section 13(d).

         2.18     "Qualifying Termination" means any of the events described in
                  Section 3.2, the occurrence of which triggers the payment of Severance Benefits under this Agreement.

         2.19 "Retirement" shall mean voluntary termination of employment for other than Good Reason after attaining Retirement Age.

         2.20     "Retirement Age" shall mean sixty-five years of age.

         2.2 "Severance Benefits" means the payment of severance compensation as provided in Section 3.3.

Section 3.  Severance Benefits.

         3.1 Right To Severance Benefits. The Executive shall be entitled to
             ---------------------------
receive from the Company Severance Benefits, as described in Section 3.3, if there has been a Change in Control and if, within the six (6) month period prior to the effective date of a Change in Control and after the Board became aware that any Person was seeking to effect a Change of Control, or within twenty-four
(24) months following the effective date of a Change in Control, the Executive's employment with the Company shall end for any reason specified in Section 3.2.

                  The Executive shall not be entitled to receive Severance Benefits if he is terminated for Cause, or if his employment with the Company ends due to death, Disability or Retirement due to a voluntary termination of employment by the Executive without Good Reason.

         3.2 Qualifying Termination. The occurrence of any one or more of the
             ----------------------
following events within the six (6) month period prior to the effective date of a Change in Control and after the Board became aware that any Person was seeking to effect a Change of Control, or within twenty-four (24) months following the effective date of a Change in Control shall trigger the payment of Severance Benefits to the Executive under this Agreement:

         (a) An involuntary termination of the Executive's employment by the Company for reasons other than Cause;



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

         (b)      A voluntary termination by the Executive for Good Reason; or

         (c) The Company or any successor company breaches any of the provisions of this Agreement.

         3.3      Description Of Severance Benefits. If the Executive becomes
                  ---------------------------------
entitled to receive Severance Benefits, as provided in Sections 3.1 and 3.2, the Company shall pay to the Executive and provide him with the following:

         (a) A lump sum cash amount equal to: (i) one and one half (1.5) times the highest rate of the Executive's annualized Base Salary rate in effect within the three (3) years up to and including the Effective Date of Termination, plus (ii) one and one half (1.5), times the Executive's average Earned Bonus over the two (2) full fiscal years prior to the Change in Control; if the Executive has not been eligible for an Earned Bonus for two (2) fiscal years, such average Earned bonus shall be deemed to be the Executive's target bonus for the current fiscal year multiplied by the decimal equivalent of the average percentage of target bonus paid to the Company's Corporate Management Team in the last two fiscal years; if the Executive has been eligible for an Earned Bonus for the last full fiscal year but not for the last two full fiscal years, such Average Earned Bonus shall be the average of (i) the Executive's actual Earned Bonus for the last full fiscal year, and (ii) the Executive's target bonus for the current fiscal year multiplied by the decimal equivalent of the average percentage of target bonus paid to the Company's Corporate Management Team in the penultimate full fiscal year prior to the Change in Control; provided, that any amount to be paid pursuant to this Section 3.3(a) shall be reduced by any other amount of severance relating to salary or bonus continuation to be received by the Executive upon termination of employment of the Executive under any salary or bonus continuation guideline, plan, agreement, policy or arrangement of the Company and any severance payments the Company is required to make pursuant to the requirements of any United States or foreign law or regulation.

         (b) A cash amount equal to the sum of (i) the Executive's unpaid Base Salary and accrued vacation pay through the Effective Date of Termination, (ii) the Executive's average Earned Bonus over the two (2) full fiscal years prior to the Change in Control, multiplied by a fraction, the numerator of which is the number of days completed in the then-existing fiscal year through the Effective Date of Termination, and the denominator of which is three hundred sixty-five (365)' if the Executive has not been eligible for an Earned Bonus for two (2) fiscal years, such average Earned bonus shall be deemed to be the Executive's target bonus for the current fiscal year multiplied by the decimal equivalent of the average percentage of target bonus paid to the Company's Corporate Management Team in the last two fiscal years; if the Executive has been eligible for an Earned Bonus for the last full fiscal year but not for the last two full fiscal years, such Average Earned Bonus shall be the average of (i) the Executive's actual Earned Bonus for the last full fiscal year, and (ii) the Executive's target bonus for the current fiscal year multiplied by the decimal equivalent of the average percentage of target bonus paid to the Company's Corporate Management Team in the penultimate full fiscal year prior to the Change in Control; (iii) any Earned Bonus for the previous fiscal year which has not yet been paid, and (iv) any compensation previously deferred by the Executive other than pursuant to any deferred stock plan or any tax qualified plan (together with any interest and earnings thereon), in each case to the extent not previously paid.

         (c) A continuation of the welfare benefits of health care, life and accidental death and dismemberment, and disability insurance coverage for one and one half (1.5) year(s) after the Effective Date of Termination. These benefits shall be provided to the Executive at the same premium cost, and at the same coverage level, as in effect as of the Executive's Effective Date of Termination. If, however, the premium cost and/or level of coverage shall change for all employees of the Company, the cost and/or coverage level, likewise, shall change for each Executive in a corresponding manner. The continuation of these welfare benefits shall be discontinued prior to the end of the one and one half (1.5) year period or the date on which the Executive has available substantially similar benefits from a subsequent employer, as determined by the Committee.

         (d) To the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies through the Effective Date of Termination, and the payments received and the time period over which benefits are payable under Section 3.3(c) shall be included for determining participation eligibility, vesting and the amount of any benefit.

         (e) To the extent not theretofore paid or provided, the Company shall timely deliver to the Executive ownership of the Executive's then provided Company vehicle in the form of the transfer of title and the satisfaction and payment of any amounts then owing thereon.

         3.4      Termination For Disability. Following a Change in Control, if
                  --------------------------
a Executive's employment is terminated due to Disability, the Executive shall receive his Base Salary through the Effective Date of Termination, at which point in time the Executive's benefits shall be determined in accordance with the Company's disability, retirement, insurance, and other applicable plans and programs then in effect.

         3.5      Termination For Retirement Or Death. Following a Change in
                  -----------------------------------
Control, if the Executive's employment is terminated by reason of his Retirement or death, the Executive shall receive his Base Salary through the Effective Date of Termination, at which point in time the Executive's benefits shall be determined in accordance with the Company's retirement, survivor's benefits, insurance, and other applicable plans and programs of the Company then in effect.

         3.6 Termination For Cause, Or Other Than For Good Reason Or Retirement.
             ------------------------------------------------------------------
Following a Change in Control, if the Executive's employment is terminated either: (a) by the Company for Cause; or (b) by the Executive other than for Retirement, death or disability and other than for Good Reason, the Company shall pay the Executive his full Base Salary and accrued vacation through the Effective Date of Termination, at the rate then in effect, plus all



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other amounts to which the Executive is entitled under any compensation plans of the Company, at the time such payments are due, and the Company shall have no further obligations to the Executive under this Agreement.

         3.7 Notice Of Termination. Any termination by the Company for Cause or
             ---------------------
by the Executive for Good Reason shall be communicated by a Notice of Termination. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

Section 4.  Form and Timing of Severance Benefits.

         4.1 Form And Timing Of Severance Benefits. The Severance Benefits
             -------------------------------------
described in Sections 3.3(a), 3.3(b), and 3.3(d) shall be paid in cash to the Executive in a single lump sum as soon as practicable following the Effective Date of Termination, but in no event beyond thirty (30) days from such date.

         4.2 Withholding Of Taxes. The Company shall be entitled to withhold
             --------------------
from any amounts payable under this Agreement all taxes which are legally required to be withheld (including, without limitation, any United States federal taxes and any other state, city, or local taxes or foreign taxes), and are actually paid to such governmental authority by the Company.

Section 5.  Excise Tax Equalization Payment.

         5.1 Excise Tax Equalization Payment. If the Executive becomes entitled
             -------------------------------
to Severance Benefits or any other payment or benefit under this Agreement, or under any other agreement with or plan of the Company (in the aggregate, the "Total Payments") , if all or any part of the Total Payments will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Code (or any similar tax that may hereafter be imposed), the Company shall pay to the Executive in cash an additional amount (the "Gross-Up Payment") in such amount such that after payment by the Executive of any federal, state, and local income tax, penalties, interest, and Excise Tax upon the Gross-Up Payment provided for by this Section 5.1 (including FICA and FUTA), the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax upon the Total Payments. Such payment shall be made by the Company to the Executive as soon as practical following the Effective Date of Termination, but in no event beyond thirty (30) days from such date.

         5.2 Tax Computation. For purposes of determining whether any of the
             ---------------
Total Payments will be subject to the Excise Tax and the amounts of such Excise
Tax:

         (a) Any other payments or benefits received or to be received by the Executive in connection with a Change in Control of the Company or the Executive's termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement with the Company, or with any Person whose actions result in a Change in Control of the Company or any Person affiliated with the Company or such Persons) shall be treated as "parachute payments" within the meaning of
                  Section 280G(b) (2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b) (1) shall be treated



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                  as subject to the Excise Tax, unless in the opinion of tax counsel as supported by the Company's independent auditors and acceptable to the Executive, such other payments or benefits (in whole or in part) do not constitute parachute payments, or unless such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b) (4) of the Code in excess of the base amount within the meaning of Section 280G(b) (3) of the Code, or are otherwise not subject to the Excise Tax;

         (b) The amount of the Total Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of: (i) the total amount of the Total Payments; or (ii) the amount of excess parachute payments within the meaning of Section 280G(b) (1) (after applying clause (a) above); and

         (c) The value of any noncash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with the principles of Sections 280G(d)
                  (3) and (4) of the Code.

         For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made, and to pay state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on the Effective Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

         5.3 Subsequent Recalculation. If the Internal Revenue Service adjusts
             ------------------------
the computation of the Company under Section 5.2 so that the Executive did not receive the intended net benefit, the Company shall reimburse the Executive for the full amount necessary to make the Executive whole, including a market rate of interest, as determined by the Committee.

Section 6.  The Company's Payment Obligations.

         The Company's obligation to make the payments and the arrangements provided for herein shall be absolute and unconditional, and shall not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense, or other right which the Company may have against the Executive or anyone else, except that the Company shall have the right to set off any indebtedness of the Executive to the Company for borrowed money which indebtedness is represented by a promissory note. All amounts payable by the Company hereunder shall be paid without notice or demand. Each and every payment made hereunder by the Company shall be final, and the Company shall not seek to recover all or any part of such payment from the Executive or from whomsoever may be entitled thereto, for any reasons whatsoever.

         The Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and the obtaining of any such other employment shall in no event effect any reduction of the Company's obligations to make the payments and arrangements required to be made under this Agreement, except to the extent provided in Section 3.3(c).



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Section 7.  Legal Remedies.

         7.1 Payment Of Legal Fees. To the extent permitted by law, the Company
             ---------------------
shall reimburse the Executive for all legal fees, costs of litigation, prejudgment interest, and other expenses incurred in good faith by the Executive as a result of the Company's refusal to provide the Severance Benefits to which the Executive becomes entitled under this Agreement, or as a result of the Company's contesting the validity, enforceability, or interpretation of this Agreement, or as a result of any conflict between the parties pertaining to this Agreement, if the Executive prevails with respect to any one material issue of dispute in connection with such legal action.

         7.2 Arbitration. The Executive shall have the right and option to elect
             -----------
(in lieu of litigation) to have any dispute or controversy arising under or in connection with this Agreement settled by arbitration, conducted before a panel of three (3) arbitrators sitting in a location selected by the Executive within fifty (50) miles from the location of his employment with the Company, in accordance with the rules of the American Arbitration Association then in effect.

         Judgment may be entered on the award of the arbitrator in any court having proper jurisdiction. All expenses of the arbitrators shall be borne by the Company. If the Executive prevails with respect to any one material issue of dispute in connection with such arbitration, the Company shall pay to the Executive the fees and expenses of the counsel for the Executive incurred with respect to the arbitration.

Section 8.  Outplacement Assistance.

         Following a Qualifying Termination (as described in Section 3.2), the Executive shall be reimbursed by the Company for the costs of all outplacement services obtained by the Executive within the two (2) year period after the Effective Date of Termination; provided, however, that the total reimbursement shall be limited to an amount equal to the lesser of fifteen percent (15%) of the Executive's Base pay, or $25,000.

Section 9.  Obligations of the Executive.

         9.1 Limitation on Executive's Voluntary Termination. The Executive
             -----------------------------------------------
agrees that if any Person attempts a Change in Control, he shall not voluntarily leave the employ of the Company without a Good Reason specified in Section 2.15(c) or 2.15(d) (a) until such attempted Change in Control terminates or (b) if a Change in Control shall occur, until ninety (90) days following such Change in Control. For purposes of clause (a) of the preceding sentence, Good Reason shall be determined as if a Change in Control had occurred when such attempted Change in Control became known to the Board.

         9.2      Confidential Information and Non-Solicitation.
                  ---------------------------------------------

         (a) The Executive acknowledges that, as an employee of the Company, he will be making use of, acquiring and adding to confidential information of a special and unique nature and value relating to the Company and its strategic plan and financial operations. The Executive further recognizes and acknowledges that all confidential information is the exclusive property of the Company, is material and confidential, and is critical to the successful conduct of the business of the Company. Accordingly, the Executive covenants and agrees that he will use confidential information for the benefit of the Company only and shall not at any time, directly or indirectly, during the term of this Agreement or thereafter divulge, reveal or communicate any confidential information to any person, firm, corporation or entity whatsoever, or use any confidential information for his own benefit or for the benefit of others. The Executive also agrees not to engage in any business involving the production or design of any products that are similar to any of the principal products of the Company (as determined on the Effective Date of Termination), directly or indirectly, whether as an employee, proprietor, partner, shareholder, consultant or otherwise, for one (1) year after the Effective Date of Termination. The Executive also agrees not to hire or solicit for hire, directly or indirectly, any employee on the payroll of the Company for any third party during the term of this Agreement and for one (1) year after the Date of Termination without the prior written consent of the Company. In no event shall an asserted violation of the provisions of this Section 9.2 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

         (b) Any termination of the Executive's employment or of this Agreement shall have no effect on the continuing operation of this Section 9.2.

         (c) The Executive acknowledges and agrees that the Company will have no adequate remedy at law, and could be irreparably harmed, if the Executive breaches or threatens to breach any of the provisions of this Section 9.2. The Executive agrees that the Company shall be entitled to equitable and/or injunctive relief to prevent any breach or threatened breach of this Section 9.2, and to specific performance of each of the terms hereof in addition to any other legal or equitable remedies that the Company may have. The Executive further agrees that he shall not, in any equity proceeding relating to the enforcement of the terms of this Section 9.2, raise the defense that the Company has an adequate remedy at law.

Section 10.  Successors and Assignment.

         10.1     Successors To The Company.
                  -------------------------

                  (a) This Agreement shall not be terminated by any merger or consolidation of the Company whether the Company is or is not the surviving or resulting corporation or as a result of any transfer of all or substantially all of the assets of the Company. In the event of any such merger, consolidation or transfer of assets, the provisions of this Agreement shall be binding upon the surviving or resulting corporation or the person or entity to which such assets are transferred.

                  (b) The Company agrees that concurrently with any merger, consolidation or transfer of assets referred to in Section 10.1(a), it will cause any successor or transferee unconditionally to assume, by written instrument delivered to the Executive (or his Beneficiary or estate), all of the obligations of the Company hereunder. Failure of the Company to obtain such assumption prior to the effectiveness of any such merger, consolidation or transfer of assets shall be a breach of this Agreement and shall entitle the Executive to compensation and other benefits from the Company in the same amount and on the same terms as the Executive would be entitled hereunder if the Executive's employment were terminated following a Change in Control voluntarily for Good Reason. For purposes of implementing the foregoing, the date on which any such merger, consolidation or transfer becomes effective shall be deemed the Effective Date of Termination.

         10.2 Assignment By The Executive. This Agreement shall inure to the
              ---------------------------
benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Executive dies while any amount would still be payable to him hereunder had he continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's Beneficiary. If the Executive has not named a Beneficiary, then such amounts shall be paid to the Executive's devisee, legatee, or other designee, or if there is no such designee, to the Executive's estate.

Section 11  Miscellaneous.

         11.1. Notices. For purposes of this Agreement, all notices, including
               -------
without limitation, a Notice of Termination, and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or five days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed (1) if to the Executive, to (Address), and if to the Company, to 49 West Third Street, Holland, Michigan, attention CEO, with a copy to the Secretary, or (2) to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

         11.2. Employment Status. Except as may be provided under any other
               -----------------
agreement between the Executive and the Company, the employment of the Executive by the Company is "at will," and may be terminated by either the Company or the Executive at any time, subject to applicable law and subject to the respective obligations of the Company and the Executive under the terms of this Agreement.

         11.3. Beneficiaries. The Executive may designate one or more persons or
               -------------
entities as the primary and/or contingent Beneficiaries of any Severance Benefits owing to the Executive under this Agreement. Such designation must be in the form of a signed writing acceptable to the Committee. The Executive may make or change such designations at any time.

         11.4. Severability. In the event any provision of this Agreement shall
               ------------
be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included. Further, the captions of this Agreement are not part of the provisions hereof and shall have no force and effect.

         11.5. Modification. No provision of this Agreement may be modified,
               ------------
waived, or discharged unless such modification, waiver, or discharge is agreed to in writing and signed by the Executive and by an authorized member of the Committee, or by the respective parties' legal representatives and successors.

         11.6. Applicable Law. To the extent not preempted by the laws of the
               --------------
United States, the laws of the state of Michigan shall be the controlling law in all matters relating to this Agreement.

         IN WITNESS WHEREOF, the parties have signed this Agreement as of the day and year written above.

                               DONNELLY CORPORATION


                               By
                                 -----------------------------------------------
                                  Dwane Baumgardner
                                  Chairman of the Board, CEO and President


                                 -----------------------------------------------
                                 (Executive Name)


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